Exhibit 10.1
COMPENSATION OF THE NON-EMPLOYEE MEMBERS OF
THE BOARD OF TRUSTEES
ANNUAL RETAINERS
Annual Cash Retainer Fee
$20,000 annual fee, payable in the amount of $5,000 quarterly to all non-employee trustees.
Annual Equity Retainer Awards
Annual grants of restricted shares with a value of $25,000. Vesting is in three equal annual installments, with full accelerated vesting at the time the trustee leaves the board. These grants will be made on the date of each annual meeting to those non-employee trustees who are members of the Board immediately after the annual meeting. The number of restricted shares will be equal to $25,000 divided by the closing price of the common shares on the date of the annual meeting.
ANNUAL RETAINERS TO CHAIRMEN — (in addition to annual retainers above)
Chairman of the Board Annual Retainer Fee
$20,000 annual fee to the Chairman of the Board of Trustees, payable in stock in the amount of $5,000 quarterly.
Chairman of the Audit Committee Annual Retainer Fee
$15,000 annual fee to the Chairman of the Audit Committee, payable in stock in the amount of $3,750 quarterly.
Chairman of the Finance Committee Annual Retainer Fee
$15,000 annual fee to the Chairman of the Finance Committee, payable in stock in the amount of $3,750 quarterly.

Chairman of Other Standing Committees Annual Retainer Fee
$10,000 annual fee to the Chairman of the Compensation Committee, the Chairman of the Corporate Governance Committee and any other standing committee established by the Board, payable in stock in the amount of $2,500 quarterly.
PER MEETING FEES (in addition to all annual fees listed above)
Board Meeting Fees
$2,000 per board meeting to all non-employee board members.
Committee Fees
$2,000 per committee meeting to all non-employee board members.
NEW TRUSTEE AWARDS
Equity Awards to New Trustees
Upon initial appointment or election to the board, a new non-employee trustee will receive a one-time grant of restricted shares with a value of $50,000 to $75,000 (as selected by the Board) that would vest over a three-year period. The number of restricted shares will be equal to the value selected by the Board divided by the closing price of the common shares on the date the new trustee is first appointed or elected the Board.
ELECTION TO RECEIVE SHARES
Each non-employee trustee shall have the right to elect to receive common shares in lieu of any cash payments that the trustee is entitled to receive under the trustee compensation programs.